                       SECURITIES AND EXCHANGE COMMISSION
                           Washington, D. C.   20549



                                   Form 8-K/A
                                Amendment No. 1

                                 CURRENT REPORT

               Pursuant to Section 13 or 15(d) of the Securities
                              Exchange Act of 1934


               Date of Report (date of earliest event reported):
                              November 15, 1994

                        DSC COMMUNICATIONS CORPORATION
            --------------------------------------------------------
            (Exact name of registrant as specified in its character)



    DELAWARE                       0-10018                     54-1025763
- -----------------           ---------------------          -------------------
 (State or other            (Commission File No.)            (IRS Employer
  jurisdiction                                             Identification No.)
of incorporation)



                                 1000 Coit Road
                             Plano, Texas  75075
- --------------------------------------------------------------------------------
       (Address of principal executive offices)               (zip code)

                                (214)519-3000
- --------------------------------------------------------------------------------
              (Registrant's telephone number, including area code)

The undersigned Registrant hereby amends Item 7. "Financial Statements and Exhibits" of its Current Report on Form 8-K dated November 15, 1994 as set forth in the pages attached hereto.


ITEM 7.  FINANCIALS STATEMENTS AND EXHIBITS

(a)      Financial Statements of Business Acquired

         1. Audited financial statements of NKT Elektronik A/S as of and for the year ended December 31, 1993.

         2.  Unaudited interim financial statements of NKT Elektronik A/S

             a.  Condensed Consolidated Balance Sheet as of September 30, 1994.

             b. Condensed Consolidated Statements of Operations for the nine months ended September 30, 1994 and 1993.

             c. Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 1994 and 1993.

             d.  Notes to Condensed Consolidated Financial Statements.

(b)      Pro Forma Financial Information

         1.  Pro Forma Financial Information Introduction.

         2. Unaudited Pro Forma Condensed Consolidated Balance Sheet as of September 30, 1994.

         3. Unaudited Pro Forma Condensed Consolidated Statement of Operations for the nine months ended September 30, 1994.

         4. Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 1993.

         5. Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

(c)      Exhibits

        *2.0 Stock Purchase Agreement By and Among DSC Communications Corporation, NKT Holding A/S, and NKT Elektronik A/S dated as of October 20, 1994 incorporated herein by reference from the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1994

        *2.1  Amendment No. 1 to Exhibit 2.0

        *10.0 Noncompetition Agreement

        *10.1 Escrow Agreement

         23.  Consent of Deloitte & Touche

- -------------------
* Previously filed.

                                   SIGNATURE

         Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned hereunto duly authorized.

                                                  DSC COMMUNICATIONS CORPORATION



Date:  January 30, 1995                           By: /s/ KENNETH  R. VINES
                                                     --------------------------
                                                           Kenneth R. Vines
                                                       Vice President, Finance

                                ITEM 7. (a) 1.
              Audited financial statements of NKT Elektronik A/S
                              December 31, 1993

REPORT OF INDEPENDENT AUDITORS


The Board of Directors of DSC Communications Corporation


We have audited the accompanying consolidated balance sheet of NKT Elektronik A/S and subsidiaries (the "Company") as of December 31, 1993, and the related consolidated statements of income, retained earnings and cash flows for the year ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 1993, and the consolidated results of its operations and its cash flows for the year ended December 31, 1993 in conformity with generally accepted accounting principles in the United States of America.

Copenhagen, April 12, 1994, except for the Subsequent Event footnote, as to which the date is December 30, 1994.

D E L O I T T E  &  T O U C H E
Statsautoriseret Revisionsaktieselskab

Carsten Vaarby
State Authorized Public Accountant
(Denmark)

NKT Elektronik A/S and Subsidiaries

CONSOLIDATED STATEMENT OF INCOME AND RETAINED EARNINGS
For the year ended December 31

                                                                         1993
                                                                      DKK 1,000
                                                                      ---------
Revenue .......................................................         704,681
Cost of revenue ...............................................        (480,451)
                                                                       --------
Gross profit ..................................................         224,230
Operating costs and expenses:
Research and product development ..............................         (76,672)
Selling, general and administrative ...........................        (105,402)
                                                                       --------
Total operating costs and expenses ............................        (182,074)
                                                                       --------
Operating income ..............................................          42,156
Interest expense ..............................................         (17,312)
Interest income ...............................................          10,903
Minority interests in net losses of subsidiaries ..............           7,214
                                                                       --------
Income before income taxes ....................................          42,961
Income taxes ..................................................          (9,862)
                                                                       --------
Net income ....................................................          33,099

Retained earnings as of January 1, 1993 .......................              37
                                                                        -------

Retained earnings as of December 31, 1993 .....................          33,136
                                                                        =======

See Accompanying Notes to Consolidated Financial Statements

NKT Elektronik A/S and Subsidiaries


CONSOLIDATED BALANCE SHEET
December 31

                                                                         1993
                                                                      DKK 1,000
                                                                      ---------
Assets
CURRENT ASSETS
  Cash ............................................................       79,913
  Receivables, less allowances for doubtful accounts of
    DKK 720,000 ...................................................      228,656
  Inventories .....................................................      210,689
  Intercompany receivables ........................................       15,543
  Other current assets ............................................       50,146
                                                                         -------
  Total current assets ............................................      584,947
                                                                         -------
PROPERTY AND EQUIPMENT, NET .......................................       99,486
                                                                         -------
     Total assets .................................................      684,433
                                                                         =======
Liabilities and Shareholder's Equity
CURRENT LIABILITIES
  Short-term bank debt ............................................      152,410
  Accounts payable ................................................      133,332
  Intercompany payables ...........................................       19,388
  Accrued liabilities .............................................       27,854
  Customer advances ...............................................        8,605
  Income taxes payable ............................................        5,483
  Current portion of long-term debt ...............................        3,098
                                                                         -------
  Total current liabilities .......................................      350,170
                                                                         -------
LONG-TERM DEBT, NET OF CURRENT PORTION ............................       17,974
NONCURRENT INCOME TAXES AND OTHER LIABILITIES .....................       28,959

MINORITY INTERESTS ................................................        4,594

COMMITMENTS AND CONTINGENCIES

SHAREHOLDER'S EQUITY
  Common stock, DKK 1,000 par value, authorized,
    issued and outstanding-100,000 ................................      100,000
  Additional capital ..............................................      149,600
  Retained earnings ...............................................       33,136
                                                                         -------
  Total shareholder's equity ......................................      282,736
                                                                         -------
     Total liabilities and shareholder's equity ...................      684,433
                                                                         =======

See Accompanying Notes to Consolidated Financial Statements

NKT Elektronik A/S and Subsidiaries

CONSOLIDATED STATEMENT OF CASH FLOWS
For the year ended December 31,

                                                                         1993
                                                                       DKK 1,000
                                                                       ---------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income .......................................................       33,099
Adjustments to reconcile net income to net cash
used for operating activities:
Depreciation and amortization ....................................       29,410
Minority interests ...............................................       (7,214)
Changes in operating assets and liabilities:
Increase in receivables ..........................................      (14,637)
Increase in inventories ..........................................      (61,894)
Increase in intercompany receivables .............................       (8,400)
Increase in other current assets .................................      (36,341)
Decrease in current payables and accruals ........................      (36,436)
Increase in intercompany payables ................................        2,695
Increase in customer advances ....................................        5,789
Increase in noncurrent income taxes and other liabilities ........        6,460
                                                                       --------
NET CASH USED FOR OPERATING ACTIVITIES ...........................      (87,469)
                                                                       --------

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment ..............................      (27,938)
                                                                       --------
NET CASH USED FOR INVESTING ACTIVITIES ...........................      (27,938)
                                                                       --------
CASH FLOWS FROM FINANCING ACTIVITIES
Borrowing under debt arrangements ................................      111,927
Payments of short-term and long-term debt ........................       (1,676)
Contribution from minority shareholders in subsidiaries ..........        8,500
                                                                       --------
NET CASH PROVIDED BY FINANCING ACTIVITIES ........................      118,751
                                                                       --------
NET INCREASE IN CASH .............................................        3,344
CASH AT BEGINNING OF PERIOD ......................................       76,569
                                                                       --------
CASH AT END OF PERIOD ............................................       79,913
                                                                       ========

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid ....................................................       16,303
                                                                       ========
Income taxes paid ................................................       12,526
                                                                       ========

See Accompanying Notes to Consolidated Financial Statements

NKT Elektronik A/S and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of the Business

NKT Elektronik A/S (the "Company") is a designer, developer, manufacturer and marketer of telephone cables and high-speed transmission equipment for the worldwide telecommunications marketplace.

The Company is a wholly-owned subsidiary of NKT Holding A/S, Denmark.

Principles of Consolidation

These Financial Statements have been prepared using Generally Accepted Accounting Principles in the United States of America.

The consolidated financial statements of the Company include the accounts of the Company and all of its subsidiaries owned 50% or more over which the Company exercises management control. All significant intercompany transactions and balances are eliminated.


Revenue Recognition

Revenue is generally recognized when the Company has completed substantially all manufacturing and/or software development to customer specifications, factory testing has been completed and the product has been shipped. Additionally, for systems where installation requirements are the responsibility of the Company and payment terms are related to installation completion, revenue is generally recognized when the system has been installed.

Revenue under contracts with customers for development and customization of software or cable projects is accounted for using the percentage-of-completion method as certain contracted milestones are completed. Revenue from technical assistance service contracts is recognized ratably over the period the services are performed.

Research and Development Costs

All research and development expenditures are charged to research and development expense in the period incurred.

The Company performs certain research and development activities under cost sharing contracts with various partners, primarily the European Economic Community and the Danish government, who want to promote employment and technology development. These contracts are effected in the form of research grants and are accounted for as reductions to research and development expense as the related development costs are incurred. Certain of these grants provide for repayments in the form of royalties at rates ranging from 2-5% of revenue from product sales incorporating the specific technology developed. Royalty payments are generally limited to the amount of the grant plus interest and are only required when revenue, as described above, is recognized. Grants credited to research and development expense during 1993 were DKK 29,914,000, and royalty fees charged to expense during the year were DKK 10,378,000. At December 31, 1993, up to approximately DKK 10,350,000 of royalty payments may be required in future years if additional revenue is recognized from products developed under certain grants.

Inventories

Inventories are valued at the lower of cost or market on a first-in first-out basis. Inventories consisted of the following at December 31, 1993:

                                                                        DKK 1,000
                                                                        ---------
Raw material .............................................                67,698
Work in Process ..........................................                73,709
Finished Goods ...........................................                64,697
Construction contracts ...................................                 4,585
                                                                         -------
                                                                         210,689
                                                                         =======


Property and Equipment

Property and equipment are recorded at cost and depreciated on a straight-line basis over their estimated useful lives as follows:

Buildings ....................................................        8-25 Years
Leasehold improvements .......................................        1-5 Years
Manufacturing, development and test equipment ................        4-8 Years
Office furniture, equipment and other ........................        4-8 Years

Income taxes

The liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and the tax bases of assets and liabilities and are measured using the current tax rates and laws that will be in effect when the differences are expected to reverse.


PROPERTY AND EQUIPMENT

The Company's property and equipment consisted of the following at December 31, 1993:


                                                                      DKK 1,000
                                                                      ---------
Buildings and leasehold improvements ..........................          18,297
Manufacturing, development and test equipment .................         220,939
Office furniture, equipment and other .........................          68,492
Fixed assets under construction ...............................           4,712
                                                                       --------
                                                                        312,440
Less: Accumulated depreciation and amortization ...............        (212,954)
                                                                       --------
                                                                         99,486
                                                                       ========

Capital leases

The Company leases certain data processing equipment which is capitalized as part of Property and Equipment. The capital lease amounts included in Property and Equipment at December 31, 1993 were as follows:


                                                                       DKK 1,000
                                                                       ---------
Office furniture, equipment and other .......................            11,261
                                                                        -------
                                                                         11,261
Less: Accumulated amortization ..............................            (2,634)
                                                                        -------
                                                                          8,627
                                                                        =======

The following is a schedule by years of future minimum lease payments under capital lease together with the present value of net minimum lease payments as of December 31, 1993:


                                                                        DKK 1,000
                                                                        ---------
Year ending December 31:
1994...........................................................           3,554
1995...........................................................           3,469
1996...........................................................           2,992
                                                                        -------
                                                                         10,015
Less: Amount representing interest ............................          (1,388)
                                                                        -------
Present value of net minimum lease payments ...................           8,627
                                                                        =======



Credit agreement

The Company has a revolving credit facility as part of a consolidated arrangement established by NKT Holdings A/S. The agreement provides for borrowings up to DKK 230,000,000, of which DKK 77,600,000 is available at December 31, 1993. The credit facility expires on December 31, 1994, and borrowings under the facility bear interest at variable interest rates which ranged from 8.75% to 13.75% during 1993. The interest rate on borrowings under the facility at December 31, 1993 was 8.75%.


LONG-TERM DEBT

Total long-term debt consisted of the following at December 31, 1993:

                                                                       DKK 1,000
                                                                       ---------
Secured 8% installment note, due 1994-2013 ....................          12,445
Capital lease obligations .....................................           8,627
                                                                        -------
                                                                         21,072
Current portion ...............................................          (3,098)
                                                                        -------
Total long-term debt ..........................................          17,974
                                                                        =======

The installment note is collateralized by a Company building with a carrying value of DKK 11,246,000.

The aggregate maturities of long-term debt for the next five years, excluding capital lease obligations, are as follows: 1994 - DKK 280,000; 1995 - DKK 303,000; 1996 - DKK 328,000; 1997 - DKK 355,000; 1998 - DKK 385,000.


INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's net deferred tax asset as of December 31, 1993 were as follows:

                                                                       DKK 1,000
                                                                       ---------
Deferred Tax Assets
Asset valuation reserves not yet deductible for tax .............         5,921
Other ...........................................................         1,931
                                                                        -------
Deferred assets .................................................         7,852
                                                                        -------
Deferred Tax Liabilities
Deferred revenue ................................................       (22,394)
Depreciation ....................................................        (5,153)
                                                                        -------
Deferred liability ..............................................       (27,547)
                                                                        -------
Net deferred tax ................................................       (19,695)
                                                                        =======

Income tax expense was composed of the following for 1993:


                                                                          DKK 1,000
                                                                         ---------
Current:
Danish corporate tax ......................................                5,909
Foreign tax ...............................................                1,673
                                                                           -----
Total current .............................................                7,582
                                                                           -----
Deferred:
Danish corporate tax ......................................                2,280
                                                                           -----
Total deferred tax ........................................                2,280
                                                                           -----
Total tax expense .........................................                9,862
                                                                           =====

The effective income tax rate on pretax income differed from the Danish income tax statutory rate for the following reasons for 1993:


                                                                        DKK 1,000
                                                                        --------
Income tax charge (credit):
At statutory rate ...........................................            14,607
Foreign tax rate differential ...............................              (673)
Research and development tax credit .........................            (4,370)
Other .......................................................               298
                                                                        -------
                                                                          9,862
                                                                        =======

RELATED PARTY TRANSACTIONS

The Company purchases and sells certain fiber optical and copper cable products and provides certain services for NKT Holdings and its affiliates as part of its operations. The total of these transactions for 1993 and the related payable and receivable account balances at December 31, 1993 were as follows:

                                                                        DKK 1,000
                                                                        ---------
Revenue ...................................................               28,880
Purchases .................................................               90,474
Intercompany receivable ...................................               15,543
Intercompany payable ......................................               19,388

Interest income of DKK 108,000 and interest expense of DKK 1,404,000 has also been recorded related to the intercompany balances. In addition, a management fee of DKK 3,518,000 to NKT Holding A/S and rent expense of DKK 16,552,000 to an affiliate of NKT Holdings were included in operating expenses in 1993.

COMMITMENTS AND CONTINGENCIES

Operating Lease Commitments

The Company leases certain facilities and equipment which require future rental payments. Certain of these leases have renewal and purchase options generally at the fair value at the renewal or purchase option date.

Future minimum rental commitments under operating leases with noncancellable lease terms in excess of one year were as follows at December 31, 1993:

                                                                          DKK 1,000
                                                                          ---------
1994 ...................................................                     809
1995 ...................................................                     754
1996 ...................................................                     743
1997 ...................................................                     619
1998 ...................................................                       0
Thereafter .............................................                       0
                                                                           -----
                                                                           2,925
                                                                           =====

Operating lease rental expense was DKK 16,836,000 for the year ended December 31, 1993.

Contingent Liabilities

The Company has guarantees to customers of approximately DKK 67,000,000 which are collateralized by letters of credit.

The Company enters into forward foreign exchange contracts to hedge both firm commitments and anticipated transactions which are denominated in foreign currencies. At December 31, 1993, the Company had forward foreign exchange contracts of DKK 695,100,000. Gains and losses on these contracts are recognized as part of the cost of the underlying transaction being hedged, with the exception of realized gains and losses on contracts designed to hedge anticipated foreign currency transactions which are recognized in net income currently. Forward foreign exchange contracts generally have maturities of one year or less and contain an element of risk the counterparty may be unable to meet the terms of the agreement. However, the Company minimizes such risk by limiting the counterparty to major financial institutions. Management believes the risk of incurring such losses is remote, and any losses therefrom would be immaterial.

Litigation

The Company is a party to legal proceedings which, in the opinion of management, are not expected to have a material adverse effect on the Company's consolidated financial position.


INTERNATIONAL OPERATIONS AND MAJOR CUSTOMERS

Export Sales

Revenue generated from export sales in 1993 was DKK 570,000,000 or 81% of total revenue.

Major Customers

Deutsche Bundespost accounted for 35% of consolidated revenue in 1993. No other customers accounted for 10% or more of consolidated revenue in 1993.


SUBSEQUENT EVENT

On November 15, 1994 all of the outstanding stock of the Company was acquired by DSC Communications Corporation for approximately $147 million. The Company's name was subsequently changed to DSC Communications A/S.

                                 ITEM 7. (a) 2.
          Unaudited interim financial statements of NKT Elektronik A/S

                      NKT Elektronik A/S and Subsidiaries
                      Condensed Consolidated Balance Sheet
                               (DKK in thousands)
                                  (Unaudited)

                                                                             September 30,
                                                                                  1994
                                                                             -------------
          Assets
- ---------------------------------------------------------------------------
CURRENT ASSETS
  Cash ....................................................................       91,911
  Receivables..............................................................      192,966
  Intercompany receivables.................................................        2,667
  Inventories..............................................................      225,020
  Other current assets.....................................................       55,311
                                                                             -------------
       Total current assets................................................      567,875
                                                                             -------------

PROPERTY AND EQUIPMENT, Net................................................       81,289
                                                                             -------------

           Total assets....................................................      649,164
                                                                             =============

  Liabilities and Shareholder's Equity
- ---------------------------------------------------------------------------
CURRENT LIABILITIES
  Short-term bank debt.....................................................       19,990
  Accounts payable.........................................................      108,330
  Intercompany payables....................................................       46,584
  Accrued liabilities......................................................       81,366
  Customer advances........................................................       36,550
  Income taxes payable.....................................................        5,309
  Current portion of long-term debt........................................        3,500
                                                                             -------------
       Total current liabilities...........................................      301,629
                                                                             -------------

LONG-TERM DEBT, net of current portion.....................................        5,703
NONCURRENT INCOME TAXES AND OTHER LIABILITIES..............................       27,441

COMMITMENTS AND CONTINGENCIES

SHAREHOLDER'S EQUITY
  Common stock.............................................................      101,100
  Additional capital.......................................................      214,191
  Retained earnings (deficit) .............................................         (900)
                                                                             -------------
     Total shareholder's equity............................................      314,391
                                                                             -------------
           Total liabilities and
             shareholder's equity..........................................      649,164
                                                                             =============

See accompanying Notes to Condensed Consolidated Interim Financial Statements.

                      NKT Elektronik A/S and Subsidiaries
                Condensed Consolidated Statements of Operations
                               (DKK in thousands)
                                  (Unaudited)


                                                               Nine Months Ended
                                                                  September 30,
                                                         ------------------------------
                                                            1994               1993
                                                         -----------        -----------
Revenue........................................            505,964            440,254
Cost of revenue................................           (359,921)          (295,116)
                                                         -----------        -----------
  Gross profit.................................            146,043            145,138
                                                         -----------        -----------

Operating costs and expenses:
  Research and product development.............            (88,457)           (52,486)
  Selling, general and administrative..........            (99,993)           (78,993)
                                                         -----------        -----------
    Total operating costs and expenses.........           (188,450)          (131,479)
                                                         -----------        -----------

  Operating income (loss) .....................            (42,407)            13,659

Interest expense...............................             (8,998)           (14,684)
Interest income................................              6,412             12,020
Other income (expense), net....................             11,641              4,050
                                                         -----------        -----------
    Income (loss) before income taxes..........            (33,352)            15,045
Income tax (expense) benefit...................             13,609             (4,387)
                                                         -----------        -----------
    Net income (loss) .........................            (19,743)            10,658
                                                         ===========        ===========





See accompanying Notes to Condensed Consolidated Interim Financial Statements.

                      NKT Elektronik A/S and Subsidiaries
                Condensed Consolidated Statements of Cash Flows
                               (DKK in thousands)
                                  (Unaudited)

                                                              Nine Months Ended
                                                                September 30,
                                                          -------------------------
                                                             1994           1993
                                                          -----------    ----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)..................................       (19,743)       10,658
  Adjustments to reconcile net income to
    net cash provided by (used for) operating
    activities:
      Depreciation and amortization..................        21,840        23,948
      Minority interests.............................        (7,641)       (4,050)
  Decrease in receivables............................        48,566        54,802
  Increase in inventories............................       (14,331)      (90,350)
  Increase in other current assets...................        (5,165)      (44,839)
  Increase in customer advances......................        27,945         3,282
  Increase (decrease) in current payables and
    accruals.........................................        62,963       (22,128)
  Decrease in noncurrent income taxes
    and other liabilities............................       (15,252)       (5,104)
                                                          -----------    ----------

          NET CASH PROVIDED BY (USED FOR)
          OPERATING ACTIVITIES.......................        99,182       (73,781)
                                                          -----------    ----------

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of property and equipment................       (20,195)      (29,086)
  Sales of property and equipment....................        16,552             --
                                                          -----------    ----------

          NET CASH USED FOR
          INVESTING ACTIVITIES.......................        (3,643)      (29,086)
                                                          -----------    ----------

CASH FLOWS FROM FINANCING ACTIVITIES
  Short-term borrowings..............................             --      151,496
  Payments of short-term and long-term borrowings....      (144,289)            --
  Contributions to capital...........................        65,691             --
  Contributions by minority shareholders.............         9,350             --
  Dividend payment...................................       (14,293)            --
                                                          -----------    ----------

          NET CASH (USED FOR) PROVIDED BY
          FINANCING ACTIVITIES.......................       (83,541)      151,496
                                                          -----------    ----------

NET INCREASE IN CASH.................................        11,998        48,629
CASH AT BEGINNING OF PERIOD..........................        79,913        76,569
                                                          -----------    ----------

CASH AT END OF PERIOD................................        91,911       125,198
                                                          ===========    ==========

SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest paid......................................         7,918        12,256
                                                          ===========    ==========

  Income taxes paid..................................         5,483        12,100
                                                          ===========    ==========

See accompanying Notes to Condensed Consolidated Interim Financial Statements.

                     NKT ELECTRONIK A/S AND SUBSIDIARIES
          NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
                          September 30, 1994 and 1993
                                  (Unaudited)

BASIS OF PRESENTATION

The accompanying unaudited Condensed Consolidated Interim Financial State-ments reflect, in the opinion of management, all adjustments necessary to present fairly the Company's financial position, results of operations and cash flows. Such adjustments are of a recurring nature unless otherwise disclosed herein. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to rules and regulations promulgated by the Securities and Exchange Commission. However, the Company believes that the disclosures contained herein are adequate to make the information presented not misleading. Interim consolidated financial results may not be indicative of annual consolidated financial results. These unaudited financial statements should be read in conjunction with the audited financial statements and accompanying notes of NKT Electronik A/S ("NKTE") for the year ended December 31, 1993.

These financial statements have been prepared using generally accepted accounting principles as applied in the United States of America. The statement amounts are presented in Danish Kroner (DKK).

INCOME TAX EXPENSE

The Company's effective tax rate for the nine months ended September 30, 1994 and 1993 was 41% and 29%, respectively. The differences between the effective tax rates and the statutory rate of 34% were primarily the result of available research and development tax credits.

ACQUISITION BY DSC COMMUNICATIONS CORPORATION

On November 15, 1994 DSC Communications Corporation ("DSC") acquired all the outstanding stock of NKTE for approximately U.S. $147,000,000 in cash. As a part of the acquisition by DSC, two divisions (a fiber optics cable division and a copper cable division) were sold to NKT Holding A/S at approximately net book value, prior to the effective date of the acquisition. The two divisions had sales of DKK 83,407,000 and a net loss of DKK 9,720,000 for the nine months ended September 30, 1994. See the unaudited pro forma financial statements contained elsewhere herein for additional information on the acquisition.

                                  ITEM 7. (b)
                        Pro Forma Financial Information

                         DSC COMMUNICATIONS CORPORATION

                        Pro Forma Financial Information

On November 15, 1994, DSC Communications Corporation (the "Company" or "DSC") acquired all of the outstanding stock of NKT Elektronik A/S ("NKTE"), a Copenhagen, Denmark-based manufacturer of optical transmission equipment, from NKT Holding A/S for approximately $147 million in cash. This initial acquisition cost was funded with approximately $85 million in existing cash and approximately $62 million in short-term debt. Additional costs incurred pursuant to the transaction resulted in a total acquisition cost of approximately $149 million. The accompanying unaudited pro forma condensed consolidated balance sheet as of September 30, 1994 has been prepared as if the acquisition had been consummated on the balance sheet date. The accompanying unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 1994 and for the year ended December 31, 1993 have been prepared as if the acquisition had been consummated as of the beginning of the respective periods.

The following unaudited pro forma condensed consolidated financial statements reflect the acquisition using the purchase method of accounting. Accordingly, a portion of the purchase price has been preliminarily allocated to the assets and liabilities of NKTE based on their estimated fair values and the balance of the purchase price has been preliminarily included in Costs in excess of net assets of businesses acquired, net on the Company's unaudited pro forma condensed consolidated balance sheet. These allocations and the related Costs in excess of net assets of businesses acquired, net could change during 1995 as the Company completes its review of the fair value of NKTE's net assets.

These pro forma statements are presented for informational purposes only and have been prepared based on the estimates and assumptions outlined in the accompanying notes to the unaudited pro forma financial statements which are deemed by the Company to be appropriate. These pro forma statements may not be indicative of the financial position or results of operations as they would have been if the Company and NKTE had actually been a single entity at the dates presented or during such periods, nor is it necessarily indicative of the financial position or results which may be obtained in the future. Anticipated efficiencies from the consolidation of NKTE and the Company are not fully determinable and therefore have been excluded from these pro forma results of operations. These pro forma financial statements should be read in conjunction with the audited financial statements of NKTE for the year ended December 31, 1993 and the unaudited interim financial statements of NKTE for the nine months ended September 30, 1994, both included elsewhere herein, as well as the financial statements of the Company included in its Annual Report on Form 10-K for the year ended December 31, 1993 and its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1994.

                         DSC COMMUNICATIONS CORPORATION
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1994
                                 (In thousands)
                                  (Unaudited)


                                                  HISTORICAL
                                      ---------------------------------       PRO FORMA         PRO FORMA
                                             DSC               NKTE          ADJUSTMENTS       CONSOLIDATED
                                      ---------------   ---------------   ----------------     ------------
ASSETS

Cash and cash equivalents             $       109,240   $        15,101   $            (7)(A)  $     39,334
                                                                                  (85,000)(B)
Marketable securities                         211,635                --                --           211,635

Receivables                                   165,760            32,143            (5,044)(A)       192,859

Inventories                                   152,709            36,971            (4,794)(A)       182,062
                                                                                   (2,824)(C)
Other current assets                           42,126             9,087            (2,015)(A)        49,198
                                      ---------------   ---------------   ----------------     ------------

  Total current assets                        681,470            93,302           (99,684)          675,088

Property and equipment, net                   243,851            13,356            (3,992)(A)       253,215

Cost in excess of net assets of
 businesses acquired, net                      47,974                --           102,213 (C)       150,187
                                                                                       --
Investment in NKT Elektronik A/S                   --                --           149,374 (B)            --
                                                                                 (149,374)(C)
Other                                          88,109                --                --            88,109
                                      ---------------   ---------------   ----------------     ------------
    Total Assets                      $     1,061,404   $       106,658   $        (1,463)     $  1,166,599
                                      ===============   ===============   ================     ============

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

                         DSC COMMUNICATIONS CORPORATION
          PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (CONTINUED)
                               SEPTEMBER 30, 1994
                                 (In thousands)
                                  (Unaudited)


                                                  HISTORICAL
                                      ---------------------------------       PRO FORMA         PRO FORMA
                                             DSC               NKTE          ADJUSTMENTS       CONSOLIDATED
                                      ---------------   ---------------   ----------------     ------------
LIABILITIES AND SHAREHOLDERS' EQUITY

Short-term debt                       $            --   $         3,284   $        62,000 (B)  $     65,284

Accounts payable                               56,475            25,452            (7,654)(A)        74,273

Accrued liabilities                           126,563            13,369            (8,198)(A)       135,778
                                                                                    2,374 (B)
                                                                                    1,670 (C)
Customer advances                              10,308             6,005                --            16,313

Income taxes payable                           16,042               872                --            16,914

Current portion of long-term debt              12,252               575                --            12,827
                                      ---------------   ---------------   ----------------     ------------

  Total current liabilities                   221,640            49,557            50,192           321,389

Long-term debt, net of current portion         11,944               937                --            12,881

Noncurrent income taxes and other
 liabilities                                   55,124             4,509                --            59,633
                                      ---------------   ---------------   ----------------     ------------
  Total liabilities                           288,708            55,003            50,192           393,903
                                      ---------------   ---------------   ----------------     ------------

Common stock                                    1,183            16,611           (16,611)(C)         1,183

Additional capital                            605,625            35,192           (35,192)(C)       605,625

Unrealized losses on securities,
 net of income taxes                           (2,517)               --               --             (2,517)

Retained earnings                             211,516              (148)              148 (C)       211,516

Treasury stock, at cost                       (43,111)               --               --            (43,111)
                                      ---------------   ---------------   ----------------     ------------
  Total shareholders' equity                  772,696            51,655           (51,655)          772,696
                                      ---------------   ---------------   ----------------     ------------
    Total liabilities and
     shareholders' equity             $     1,061,404   $       106,658   $        (1,463)     $  1,166,599
                                      ===============   ===============   ================     ============

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

                         DSC COMMUNICATIONS CORPORATION
           PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1994
                     (In thousands, except per share data)
                                  (Unaudited)


                                                        HISTORICAL
                                         -------------------------------------     PRO FORMA              PRO FORMA
                                                 DSC               NKTE            ADJUSTMENTS          CONSOLIDATED
                                         ----------------   -----------------  -----------------        ------------
Revenue                                  $        691,049   $         79,032   $        (13,029)(A)     $   757,052

Cost of revenue                                   354,706             56,220            (10,540)(A)         400,274
                                                                                           (112)(G)
                                         ----------------   -----------------  -----------------        -----------
  Gross profit                                    336,343             22,812             (2,377)            356,778

Operating costs and expenses:
  Research and product development                 87,175             13,817               (630)(A)         100,362

  Selling, general and administrative             100,087             15,619             (3,743)(A)         111,788
                                                                                           (175)(G)
  Other operating costs                             5,827                 --              3,833 (F)           9,660

                                         ----------------   -----------------  -----------------        -----------
    Total operating costs and expenses            193,089             29,436               (715)            221,810
                                         ----------------   -----------------  -----------------        -----------

  Operating income (loss)                         143,254             (6,624)            (1,662)            134,968

Interest expense                                    1,313              1,405               (937)(A)           4,339
                                                                                          2,558 (D)
Interest income                                   (12,037)            (1,002)                78 (A)         (10,549)
                                                                                          2,412 (D)
Other (income) expense, net                         3,922             (1,818)               625 (A)           2,729

                                         ----------------   -----------------  -----------------        -----------
    Income (loss) before income taxes             150,056             (5,209)            (6,398)            138,449

Income taxes (benefit)                             40,975             (2,126)               601 (A)          37,144
                                                                                         (2,306)(H)
                                         ----------------   -----------------  -----------------        -----------
    Net income (loss)                    $        109,081   $         (3,083)  $         (4,693)        $   101,305
                                         ================   =================  =================        ===========
Income per share                         $           0.94                                               $      0.87
                                         ================                                               ===========
Average shares used in computation                116,614                                                   116,614

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

                         DSC COMMUNICATIONS CORPORATION
           PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1993
                     (In thousands, except per share data)
                                  (Unaudited)


                                                        HISTORICAL
                                         -------------------------------------     PRO FORMA              PRO FORMA
                                                 DSC               NKTE            ADJUSTMENTS          CONSOLIDATED
                                         ----------------   -----------------  -----------------        ------------
Revenue                                  $        730,774   $        108,662   $        (11,585)(A)     $   827,851

Cost of revenue                                   412,805             74,086            (15,926)(A)         470,818
                                                                                           (147)(G)
                                         ----------------   -----------------  -----------------        -----------
  Gross profit                                    317,969             34,576              4,488             357,033

Operating costs and expenses:
  Research and product development                 86,620             11,823                 --              98,443

  Selling, general and administrative             112,723             16,253                (20)(A)         128,725
                                                                                           (231)(G)
  Other operating costs                             8,450                 --              5,111 (F)          13,561

                                         ----------------   -----------------  -----------------        -----------
    Total operating costs and expenses            207,793             28,076              4,860             240,729
                                         ----------------   -----------------  -----------------        -----------

  Operating income                                110,176              6,500               (372)            116,304

Interest expense                                    6,256              2,670             (1,259)(A)          17,957
                                                                                         10,290 (E)
Interest income                                    (5,691)            (1,681)               (80)(A)          (7,452)

Other (income) expense, net                           155             (1,112)                --                (957)

                                         ----------------   -----------------  -----------------        -----------
    Income before income taxes                    109,456              6,623             (9,323)            106,756

Income taxes                                       27,796              1,521              1,885 (A)          27,419
                                                                                         (3,783)(H)
                                         ----------------   -----------------  -----------------        -----------
    Net income                           $         81,660   $          5,102   $         (7,425)        $    79,337
                                         ================   =================  =================        ===========

Income per share (1)                     $           0.77                                               $      0.74
                                         ================                                               ===========

Average shares used in computation (1)            106,650                                                   106,650

(1) On April 27, 1994, the Board of Directors declared a two-for-one stock split, effected in the form of a 100% stock dividend, to shareholders of record on May 11, 1994. All average shares and income per share data pre-sented for 1993 have been restated to retroactively reflect the stock split.

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

                        DSC COMMUNICATIONS CORPORATION
        NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 (Unaudited)

The accompanying unaudited pro forma condensed consolidated financial statements reflect the following adjustments to reflect the acquisition of NKT Elektronik A/S ("NKTE"):

(A) Record adjustments to NKTE's 1993 and 1994 historical net assets and operations to remove certain divisions and/or subsidiaries which were sold to NKT Holding A/S prior to the acquisition date. Additionally, record adjustments to NKTE's 1993 historical operations to include certain subsidiaries which were acquired by NKTE during 1994 and which were included in NKTE's net assets acquired by the Company.

(B) Record the acquisition of NKTE using $85 million in existing cash and $62 million in short-term debt. The additional acquisition costs are shown as accrued liabilities.

(C) Eliminate the shareholder's equity of NKTE and the related DSC investment in NKTE and record the cost in excess of net assets of business acquired. The cost in excess of net assets of business acquired was determined after adjustments to reflect NKTE's net assets at their fair values and after conforming NKTE's accounting policies with those of DSC. The cost in excess of net assets of business acquired related to NKTE was determined as follows (in thousands):

                                                                  September 30,
                                                                      1994
                                                                -----------------
             Purchase price and other acquisition costs         $         149,374
             NKTE's net assets                                             51,655
                                                                -----------------
                                                                           97,719
             Fair value and conforming policy adjustments                   4,494
                                                                -----------------
             Cost in excess of net assets of business acquired  $         102,213
                                                                =================

(D) Record additional interest expense and a reduction to interest income to reflect the funding of the acquisition. The additional interest expense was calculated based upon an approximation of the Company's short-term borrowing rate at the acquisition date of 5.5%. The reduction to interest income was calculated based on the Company's actual rate of earnings during the first nine months of 1994.

(E) Record additional interest expense using a rate of 7% to reflect the funding of the acquisition with long-term debt.

(F) Record amortization expense for the cost in excess of net assets of business acquired associated with the NKTE acquisition. The amortization period is 20 years.

(G) Record a reduction to rent expense charged by an affiliate of NKT Holdings A/S based upon a new lease agreement entered into subsequent to the acquisition.

(H) Record the estimated income tax effect of the pro forma adjustments.

Exhibit Number                                            Description of Exhibit
- ---------------                                           ----------------------
       *2.0      Stock Purchase Agreement By and Among DSC Communications Corporation, NKT Holding A/S, and NKT Elektronik A/S
                 dated as of October 20, 1994 incorporated herein by reference from the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1994

       *2.1      Amendment No. 1 to Exhibit 2.0

       *10.0     Noncompetition Agreement

       *10.1     Escrow Agreement

        23.      Consent of Deloitte & Touche

- -----------------------------
* Previously filed.